Exhibit 99.1

DYNAVAX REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

BERKELEY, CA – November 3, 2017 – Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter ended September 30, 2017. Cash, cash equivalents and marketable securities were $191.7 million at September 30, 2017 compared to $81.4 million at December 31, 2016. The increase was primarily due to net proceeds of approximately $169 million during the year from an underwritten public offering and sales of common stock under an at-the-market sales agreement.

Additional Financial Results

The net loss for the three months ended September 30, 2017 was $22.1 million, or $0.38 per share, compared to $34.7 million, or $0.90 per share, for the same period in 2016. The net loss for the nine months ended September 30, 2017 was $67.7 million, or $1.36 per share, compared to $90.7million, or $2.36 per share, for the same period in 2016.

Research and development expenses for the quarter and nine months ended September 30, 2017 were $16.4 million and $47.6 million, respectively, compared to $23.2 million and $66.1 million for the same periods in 2016. The decrease in the 2017 periods reflect reduced compensation and related personnel costs as a result of the January 2017 restructuring and cost reduction initiative. Additionally, the 2017 periods reflect lower costs related to the investigational product HEPLISAV-B™ [Hepatitis B Vaccine (Recombinant), Adjuvanted] clinical and manufacturing activity partially offset by increased costs relating to seeking FDA approval for HEPLISAV-B and the ongoing development of SD-101, DV281 and earlier stage oncology programs.

General and administrative expenses for the quarter and nine months ended September 30, 2017 were $6.0 million and $18.1 million, respectively, compared to $11.8 million and $29.1 million for the same periods in 2016. The decrease in the 2017 periods reflect reduced compensation and related personnel costs as a result of the January 2017 restructuring and cost reduction initiative. Additionally, the 2016 periods included costs related to hiring of consultants for administrative and commercial development services for an anticipated commercial launch of HEPLISAV-B following FDA approval of this investigational product.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist. Data from the Phase 3 trials which evaluated HEPLISAV-B administered as a two dose regimen over one month as compared to a currently licensed hepatitis B vaccine administered as 3 doses over a six month period are currently under review by FDA. Dynavax’s Biologics License Application for HEPLISAV-B has a Prescription Drug User Fee Act date of November 9, 2017. Dynavax has worldwide commercial rights to HEPLISAV-B.

About SD-101

SD-101 is Dynavax’s proprietary, second-generation, Toll-like receptor 9 (TLR9) agonist CpG-C class oligodeoxynucleotide. SD-101 is being studied for its multiple anti-tumor activities in innate immune cells and activation of plasmacytoid dendritic cells to stimulate T cells specific for antigens released from dying tumor cells. TLR9 agonists such as SD-101 enhance T and B cell responses and provide potent Type 1 interferon induction and maturation of plasmacytoid dendritic cells to antigen-presenting cells. SD-101 is being evaluated in several Phase 1/2 oncology studies to assess its safety and activity.

About DV281

DV281 is Dynavax’s proprietary investigational TLR9 agonist designed specifically for focused delivery to primary lung tumors and lung metastases. DV281 is similar in biological activity and mechanism of action to Dynavax’s Phase 2 immunotherapy candidate, SD-101, but has been optimized for administration as an aerosol. Both SD-101 and DV281 activate plasmacytoid dendritic cells which then stimulate T cells specific for antigens released from dying tumor cells. TLR9 agonists such as DV281 and SD-101 have been shown to stimulate potent Type 1 interferon induction along with maturation of dendritic cells to effective antigen-presenting cells; both activities are important for the induction of effective anti-tumor immunity. Dynavax has initiated dosing in a phase 1B dose escalation clinical trial of DV281 in patients with non-small cell lung cancer.

For information about SD-101 and DV281 trials that are currently recruiting patients, please visit www.clinicaltrials.gov.

About Dynavax

Dynavax is a clinical-stage immunology company focused on leveraging the power of the body’s innate and adaptive immune responses through toll-like receptor (TLR) stimulation. Dynavax is developing product candidates for use in multiple cancer indications and a vaccine for the prevention of hepatitis B. Dynavax’s lead product candidates are SD-101 and DV281, investigational cancer immunotherapeutics currently in Phase 1 and Phase 2 studies, and HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine. For more information, visit www.dynavax.com.

Forward Looking Statements

This release contains forward-looking statements and estimates. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether the FDA will approve HEPLISAV-B, notwithstanding the FDA Advisory Committee votes in favor of the efficacy and safety of HEPLISAV-B; whether additional studies or manufacturing process enhancements will be required, or other issues will arise that will delay the BLA review or negatively impact the review and decision whether to approve HEPLISAV-B; the nature and scope of the post-marketing pharmacovigilance plan for HEPLISAV-B; the final label claims and the nature of the label content for HEPLISAV-B; whether we will be able to timely develop the required commercial infrastructure to successfully launch HEPLISAV-B; whether manufacturing issues will arise that will impact our ability to have an adequate supply of HEPLISAV-B to meet demand; whether the ACIP will recommend use of HEPLISAV-B and the timing of receiving a recommendation; whether we can timely provide adequate clinical supplies; initiation, enrollment and completion of clinical trials of SD-101 of DV281; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; the ability to successfully develop and commercialize SD-101 and DV281; whether or not Dynavax and parties with whom we are collaborating may reach any future agreement on further studies or a more extensive collaboration beyond the clinical trials contemplated under the existing agreements; and other risks detailed in the “Risk Factors” section of our most recent periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax’s website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Contact:

Ryan Spencer

VP, Corporate Strategy & Communications

510.665.4618

rspencer@dynavax.com

DYNAVAX TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended

	September 30,		September 30,
	2017	2016	2017	2016
Revenues:

Collaboration revenue	$-	$-	$-	$2,578

Grant revenue	53	162	306	289

Service and license revenue	-	-	-	884

Total revenues	53	162	306	3,751

Operating expenses:

Research and development	16,417	23,234	47,576	66,051

General and administrative	6,027	11,766	18,111	29,086

Restructuring	-	-	2,783	-

Total operating expenses	22,444	35,000	68,470	95,137

Loss from operations	(22,391)	(34,828)	(68,164)	(91,386)

Interest income	429	170	809	615

Other income (expense), net	(166)	(26)	(378)	68

Net loss	$(22,128)	$(34,694)	$(67,733)	$(90,703)

Basic and diluted net loss per share	$(0.38)	$(0.90)	$(1.36)	$(2.36)

Weighted average shares used to compute basic and diluted net loss per share	57,650	38,512	49,785	38,493

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30,	December 31,

	2017	2016
Assets

Cash, cash equivalents and marketable securities	$191,680	$81,415

Property and equipment, net	16,622	17,174

Goodwill	2,213	1,971

Other assets	7,312	9,120

Total assets	$217,827	$109,680

Liabilities and stockholders’ equity

Other liabilities	13,393	20,479

Total liabilities	13,393	20,479

Stockholders’ equity	204,434	89,201

Total liabilities and stockholders’ equity	$217,827	$109,680